Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
EARTHSTONE ENERGY, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Earthstone Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. That, pursuant to Section 151 of the DGCL and authority granted in the Third Amended and Restated Certificate of Incorporation of the Company (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board”), by resolutions duly adopted, previously authorized the issuance of 280,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), and established the powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, and, on April 13, 2022, filed a Certificate of Designations with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Certificate of Designations”).

2. Pursuant to the provisions of Section 151(g) of the DGCL, the Board adopted, among other things, the following resolutions:

WHEREAS, 280,000 shares of Series A Preferred Stock were issued by the Company on April 14, 2022 and all such shares shall have been reacquired by the Company pursuant to the conversion thereof into shares of Class A common stock, par value $0.001 per share, of the Company (the “Class A Common Stock”), on July 6, 2022;

WHEREAS, pursuant to such conversion, no shares of such Series A Preferred Stock are outstanding and no shares of such Series A Preferred Stock shall be issued subject to the Certificate of Designations; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designations with respect to such Series A Preferred Stock be eliminated from the Certificate of Incorporation.

NOW, THEREFORE, BE IT,

RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued subject to the Certificate of Designations; and be it

FURTHER RESOLVED, that a certificate containing certain of these resolutions (the “Certificate of Elimination”) be, and hereby is, approved, ratified and confirmed in all respects as the act and deed of the Company, and the Company is hereby authorized and directed to file with the Secretary of State of the State of Delaware the Certificate of Elimination with the effect under the DGCL of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designations; and be it

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute, deliver and file the Certificate of Elimination at such time as they deem appropriate and with such modifications as any Authorized Officer shall approve, such approval to be conclusively evidenced by the execution and delivery of the Certificate of Elimination to the Secretary of State of the State of Delaware and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the DGCL.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 15th day of July, 2022.

EARTHSTONE ENERGY, INC.

By: /s/ Robert J. Anderson
Name: Robert J. Anderson
Title: Authorized Officer